FOR IMMEDIATE RELEASE
Contact:	Jim Delamater
President & CEO
Northeast Bancorp

 Northeast Bancorp Announces 2003 Earnings

(Auburn, Me 7/31/2003)

Northeast Bancorp (AMEX "NBN") announced that earnings for the year ended June 30, 2003 were $3,855,318 which represented $1.44 per diluted share. Earnings for the same period last year were $3,852,620 or $1.44 per diluted share. Earnings for the three months ended June 30, 2003, were $960,371 or $0.36 per diluted share, as compared to $928,198 or $0.34 per diluted share for the same period last year.

On July 18, 2003, the Board of Directors of Northeast Bancorp declared a regular quarterly dividend of $0.08 per share payable on August 22, 2003 to all shareholders of record as of August 1, 2003. Northeast Bancorp has paid a regular cash dividend each quarter since its conversion to a stock form of ownership in 1987. This declaration of a dividend is consistent with our desire to distribute competitive dividends while preserving the Company's ability to support the growth and development of the franchise and to enhance the value of its shares. The Company also continues to look for opportunities to repurchase shares whenever it is deemed to be in the best interest of its shareholders and overall business plan.

Jim Delamater, President & CEO commented, "We are pleased to report strong consistent earnings for the recently completed fiscal year. We are particularly pleased that we were able to maintain our level of profitability while continuing to adhere to our traditional standards for asset quality and interest rate risk. Because of our high degree of product diversity, we are able to concentrate on the delivery of multiple products and services to each of our customers in order to generate increased cash flow without adjusting our standards or pricing policies. We remain proud of the long term nature of our mission and corporate philosophy and we continue to avoid attempts to reach for short term success at the expense of the integrity of our balance sheet or income statement."

Northeast Bancorp is the holding company for Maine-based Northeast Bank, founded in 1872, which operates 14 retail locations in western, central and mid-coastal Maine. Northeast Bank provides its business and consumer customers with a comprehensive array of financial services, offered in concert with several third-party institutions. The Bank's robust service provides a unique "one stop" style of banking experience for our customers where they have access to a vast array of financial products and services, including traditional bank products, such as loans and deposits, investments, insurance, trust services and personal and business financial planning. At the fiscal year ended June 30, 2003, NBN had total assets of $468 million, total deposits of $319 million, and a book value per share of $14.16.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Northeast management encourages present and prospective shareholders to contact Jim Delamater, President & CEO, if they wish to discuss the Company and its products in general, services or ongoing efforts to promote and develop shareholder value. Management also suggests that any person interested in utilizing the services of Northeast Bancorp and its subsidiaries, or in learning more about the Company should access its web site at www.northeastbank.com.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2003	2002	Change	2003	2002	Change
Selected Financial Information

Income Statement Data:

Interest Income	$ 6,852	$ 7,562	-9%	$ 28,586	$ 31,664	-10%
Interest Expense	3,228	3,837	-16%	13,769	16,998	-19%
Net Interest Income	3,624	3,725	-3%	14,817	14,666	1%
Provision for Loan Losses	175	210	-17%	1,091	842	30%
Net Interest Income after
Provision for Loan Losses	3,449	3,515	-2%	13,726	13,824	-1%
Non-interest Income	1,543	1,071	44%	5,536	4,222	31%
Non-interest Expense	3,576	3,169	13%	13,530	12,146	11%
Operating Income before Income Tax	1,416	1,417	0%	5,732	5,900	-3%
Income Tax Expense	456	489	-7%	1,877	2,047	-8%
Net Income	$ 960	$ 928	3%	$ 3,855	$ 3,853	0%

Per share data:
Basic earning per common share	$ 0.36	$ 0.35	3%	$ 1.46	$ 1.48	-1%
Diluted earnings per common share	$ 0.36	$ 0.34	6%	$ 1.44	$ 1.44	0%
Weighted Average Shares Outstanding:
Basic	2,636,676	2,647,712	0%	2,644,317	2,599,368	2%
Diluted	2,680,901	2,687,936	0%	2,685,943	2,667,033	1%

Book Value Per Share	14.16	13.12		14.16	13.12
Tangible Book Value Per Share	13.78	12.46		13.78	12.46

Net interest margin	3.33%	3.52%		3.49%	3.50%
Net interest spread	3.00%	3.11%		3.12%	3.01%
Return on average assets (annualized)	0.83%	0.84%		0.86%	0.88%
Return on equity (annualized)	10.28%	10.77%		10.58%	11.73%
Tier I leverage ratio (Bank)	8.65%	8.65%		8.65%	8.65%
Tier I risk-based capital ratio (Bank)	11.37%	11.79%		11.37%	11.79%
Total risk-based capital ratio (Bank)	11.99%	12.50%		11.99%	12.50%
Efficiency ratio	69%	66%		66%	64%
Nonperforming loans	1,829	1,171		1,829	1,171
Total nonperforming assets	1,926	1,758		1,926	1,758
Nonperforming loans as a % of total loans	0.48%	0.31%		0.48%	0.31%
Nonperforming assets as a % of total assets	0.41%	0.40%		0.41%	0.40%

	June 30,
	2003	2002		Change
Balance Sheet Highlights

Investment Securities	$ 41,729	$ 32,440		29%
Loans	378,987	374,634		1%
Total Assets	467,684	442,216		6%

Deposits:
NOW and Money Market	93,649	78,349		20%
Savings	26,027	23,021		13%
Certificates of Deposits	137,217	149,112		-8%
Brokered Deposits	27,693	24,463		13%
Noninterest-bearing Deposits	34,157	28,253		21%
Total Deposits	318,743	303,198		5%

Borrowings	93,769	93,130		1%
Shareholders' Equity	36,499	34,731		5%

Shares outstanding	2,576,827	2,647,712		-3%